Exhibit 8




                             KRESCENT PARTNERS L.L.C
                     1301 AVENUE OF THE AMERICAS, 38TH FLOOR
                            NEW YORK, NEW YORK 10019





February 12, 1997




American Holdings I, L.P.
100 South Bedford Road
Mount Kisco, New York 10549

                               Re: KRUPP CASH PLUS-II LIMITED PARTNERSHIP

Ladies and Gentlemen:

          The parties hereto confirm their agreement to the terms of Exhibit A annexed hereto, which terms are incorporated herein by reference, which agreement is intended to be legally binding and enforceable upon execution and delivery hereof and which, unless modified or terminated by a writing signed by all of the parties hereto, constitutes the definitive agreement among the parties relating to the subject matter hereof and thereof.

          Each of the parties represents and warrants to the other that (1) it has the right, power and authority to enter into this letter agreement, (2) upon the execution of this letter agreement by each of the parties hereto, this letter agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (3) no consent or approval of any third party or governmental agency or authority is required for such party to execute and deliver this letter agreement or to perform its obligations hereunder.

          Each of the parties hereto agrees that the terms of this letter agreement are confidential and may not be disclosed by any party hereto, except as may be required by law and except to principals and authorized representatives of the parties hereto, without the written consent of all of the parties. Except as may be required by law, any public announcement regarding this letter agreement or the transactions contemplated herein may not be made by any party without the prior consent of all other parties hereto.

          This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

          This letter agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement shall supersede all prior agreements, written or oral, by or among any of the parties hereto with respect to the subject matter hereof and may not be amended or otherwise modified except in writing signed by all of the parties hereto. Any party may execute this letter agreement by transmitting a copy of its signature by facsimile to the other parties. In such event the signing party shall deliver an original of the signature page to each of the other parties within one business day of signing and failure to so deliver such originals shall result in the facsimile copy of that party's signature being treated as an original.

                                Very truly yours,

                            KRESCENT PARTNERS L.L.C.

                            By: AP-GP Prom Partners Inc.,
                                       Managing Member


                              By: /s/ Richard Mack
                                 -----------------
                                  Richard Mack, Vice President

                            AP-GP PROM PARTNERS INC.


                              By: /s/ Richard Mack
                                  -----------------
                                  Richard Mack, Vice President


                            APOLLO REAL ESTATE INVESTMENT
                                       FUND II, L.P.

                              By: Apollo Real Estate Advisors II, L.P.,
                                          General Partner

                              By: Apollo Real Estate Capital Advisors II, Inc., General Partner


                              By: /s/ William L. Mack
                                 -------------------
                                 William L. Mack, President


                               KRESCENT LFG L.L.C.

                              By:  AP-GP Prom Partners Inc.,
                                        Managing Member

                              By: /s/ Richard Mack
                                  ----------------
                                  Richard Mack, Vice President


ACCEPTED AND AGREED TO AS
OF THE DATE FIRST ABOVE WRITTEN:

AMERICAN HOLDINGS I, L.P.

By: American Holdings I-GP, Inc.,
           General Partner


By: /s/ Henry J. Gerard
    -------------------
    Henry J. Gerard, Vice President

AMERICAN HOLDINGS I-GP, INC.


By: /s/ Henry J. Gerard
    -------------------
    Henry J. Gerard, Vice President


AMERICAN REAL ESTATE HOLDINGS
           LIMITED PARTNERSHIP

By: American Property Investors, Inc.,
           General Partner


By: /s/ John P. Saldarelli
    ----------------------
    John P. Saldarelli, Vice President

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                                    EXHIBIT A

                            KRESCENT PARTNERS L.L.C./
                            AMERICAN HOLDINGS I, L.P.
          PURCHASE OF UNITS OF INVESTOR LIMITED PARTNERSHIP INTEREST OF
                    KRUPP CASH PLUS - II LIMITED PARTNERSHIP



Tender Offer

Krescent Partners L.L.C. ("Krescent") and American Holdings I, L.P. ("AHI" and, together with Krescent, the "Purchasers") propose making an offer (the "Offer") to purchase up to 20.1% of investor limited partnership interests (the "Units") of Krupp Cash Plus - II Limited Partnership (the "Partnership") at a purchase price and upon other terms and conditions to be jointly determined by Krescent and AHI and set forth in an Offer to Purchase (the "Offer to Purchase") and a related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"). The purchase price will be reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after the date on which the Offer commences and prior to 12:00 midnight on the expiration date of the Offer (the "Expiration Date"). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchasers pay the purchase price for the tendered Units, the Purchasers will offset the amount of such distribution from the amount otherwise due a holder of Units pursuant to the Offer. The parties propose to file a Tender Offer Statement of Schedule 14D-1 (the "Schedule 14D-1") relating to the Offer with the Securities and Exchange Commission (the "Commission") as promptly as practicable following the execution and delivery hereof.


Purchase of Units

The Units tendered to and accepted for payment by the Purchasers pursuant to the Offer will be allocated between and purchased by the Purchasers as follows: (1) first, an aggregate of 242,970 Units will be allocated to and purchased by AHI; and (2) then, of the Units remaining after giving effect to clause (1) (the "Remaining Units"), 41.8% of such Remaining Units will be allocated to and purchased by AHI and 58.2% of such Remaining Units will be allocated to and purchased by Krescent. In the event that 242,970 or fewer Units are tendered to and accepted for payment pursuant to the Offer or the Offer is terminated without any Units being purchased, AHI shall purchase Units from Krescent, at a price of $7.45 per Unit, in an amount such that Krescent will own 58.2% of the Acquired Units (as hereinafter defined) and AHI will own 41.8% of the Acquired Units. Notwithstanding the foregoing, if the direct and indirect percentage interest of Apollo Real Estate Investment Fund II, L.P. and its affiliates (collectively, the "Apollo Group") in Krescent immediately following the expiration and/or exercise of all outstanding options or other rights to acquire an interest in Krescent, whether directly or indirectly, exceeds 83.6%, then AHI will be entitled to purchase additional Units from Krescent, at the same purchase price per Unit paid by the Purchasers pursuant to the Offer, so that, after giving effect to such purchase, the total percentage of the Acquired Units purchased by AHI equals 50% of such percentage interest of the Apollo Group in Krescent. For purposes hereof, all Units purchased by AHI or Krescent pursuant to the Offer or by Krescent pursuant to the Krescent Offer (as hereinafter defined) are hereinafter collectively referred to as the "Acquired Units." The Acquired Units purchased by AHI (including Units purchased by AHI from Krescent as contemplated above) are hereinafter referred to as the "AHI Units" and the Acquired Units purchased by Krescent (net of Units sold by Krescent to AHI as contemplated above) are hereinafter referred to as the "Krescent Units." Each of Krescent and AHI will pay the purchase price for the Units to be purchased by them directly from Unitholders pursuant to the Offer by wire transfer to Herman Group (as hereinafter defined).


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



Allocation of Expenses

AHI and Krescent shall share Total Expenses (as hereinafter defined) in the same ratio as the number of AHI Units and the number of Krescent Units, respectively, bear to the aggregate number of Acquired Units. Concurrently with the payment for Units by AHI and Krescent and, if necessary, from time to time thereafter, one party shall pay the other such amounts as may be necessary so that Total Expenses are shared in such ratio. "Total Expenses" means all out-of-pocket costs and expenses incurred by Krescent, AHI or their respective affiliates (including attorneys fees and expenses) with respect to: (1) the Offer, including, without duplication, the fees and expenses of The Herman Group, Inc., the information agent/depositary for the Offer ("Herman Group"), printing and mailing expenses and Partnership transfer fees, but excluding any fees payable to LFG (as hereinafter defined) or its affiliates; (2) the negotiation, execution and delivery of this letter agreement; and (3) the Krescent Offer. Total Expenses shall not include the costs of purchasing the Units. Each party will provide, at the execution and delivery hereof, an estimate of its costs and expenses incurred to date and shall provide, upon request, invoices or other appropriate evidence of the incurrence of costs and expenses constituting Total Expenses hereunder. As used herein, the "Krescent Offer" shall mean Krescent's offer to purchase up to 4.9% of the Units made pursuant to a letter to Unitholders dated November 29, 1996. Krescent purchased 338,048.3247 Units pursuant to the Krescent Offer.

Standstill Agreement

In order to obtain a list of Unitholders, Liquidity Financial Group, L.P. ("LFG"), an affiliate of Krescent's financial advisor, Liquidity Financial Advisors, Inc., entered into a settlement agreement and release, dated June 27, 1996, as amended as of October 8, 1996 and as of January 6, 1997 (the "Standstill Agreement"), with the Partnership. Krescent assumed the obligations of LFG under the Standstill Agreement pursuant to an assumption agreement, dated as of November 21, 1996 (the "Krescent Assumption Agreement"). An affiliate of AHI entered into a Standstill Agreement with the Partnership on November 26, 1996 as amended as of January 8, 1997 and February 3, 1997 (the "AHI Standstill Agreement"). The parties have taken all such action necessary or desirable for AHI to assume the obligations of LFG under the Standstill Agreement with respect to the Partnership to the same extent that Krescent is bound thereby and to amend the Standstill Agreement and the AHI Standstill Agreement to permit the parties to engage in the transactions contemplated hereby. The parties will cooperate in taking all other necessary action under the Standstill Agreement in connection with the Offer and in seeking the agreement of the general partner of the Partnership to admit Krescent and AHI as limited partners of the Partnership or recognize Krescent and AHI as registered owners of Units to the same extent as it agreed to so admit or recognize Krescent in connection with the Krescent Offer.

Conduct of Offer

All decisions relating to the conduct of the Offer and the acquisition and transfer of Units pursuant thereto, including without limitation any change in the terms or waiver of any of the conditions thereof, shall be made jointly by Krescent and AHI. Notwithstanding the foregoing, in the event that either Krescent or AHI proposes to increase the purchase price for Units and the other opposes such an increase, such purchase price shall, subject to the provisions set forth below, nonetheless be increased as proposed, and the parties shall take all necessary action to amend the Offer accordingly. The party proposing to increase the purchase price shall so notify the other party in writing. Not later than 5:00 p.m., New York City time, on the second business day following receipt of such notice, the party receiving the notice shall notify the proposing party whether it agrees to or opposes such increase. If AHI so notifies Krescent of its opposition to an increase in the purchase price proposed by Krescent, AHI shall have no further obligation to purchase the Units pursuant to the Offer and Krescent shall thereafter control all decisions regarding the conduct of the Offer and the acquisition and transfer of Units pursuant thereto. In addition, in such event, Krescent shall retain all Units purchased pursuant to the Krescent Offer and AHI shall not be entitled to purchase any of such Units. If Krescent so notifies AHI of its opposition to an increase in



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



the purchase price proposed by AHI, Krescent shall have no further obligation to purchase the Units pursuant to the Offer and AHI shall thereafter control all decisions regarding the conduct of the Offer and the acquisition and transfer of Units pursuant thereto. In such event, AHI shall be entitled to purchase 41.8% of the Units purchased by Krescent in the Krescent Offer. In either such event, the parties shall execute and deliver such instruments and documents and cooperate in taking any other action as may be necessary or desirable to amend the Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder. If a party opposes a proposed purchase price increase, AHI shall be responsible for 41.8%, and Krescent shall be responsible for 58.2%, of Total Expenses incurred through the date on which the opposing party notifies the proposing party of its opposition (except that expenses relating to the Krescent Offer shall be the sole responsibility of Krescent if Krescent proposes a purchase price increase that is opposed by AHI), and the proposing party shall be responsible for 100% of Total Expenses incurred subsequent to such date.

Notwithstanding the foregoing, if the proposing party shall at any time lower the purchase price for Units or shall breach its obligation to acquire Units pursuant to the Offer (assuming all conditions thereto have been satisfied or waived), the opposing party shall have the right (exercisable in its sole discretion) to purchase Units (including the Krescent Units, if applicable) upon the terms and conditions set forth herein, and, if the opposing party exercises such right, the parties shall share Total Expenses as provided under "Allocation of Expenses" above.

Cooperation

AHI and Krescent shall cooperate and provide each other with and disclose such information as may be necessary or desirable to comply with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Neither party shall use the name of the other in any public disclosure regarding the transactions contemplated hereby without obtaining the prior written consent of such other party, which shall not be unreasonably withheld or delayed.

AHI and Krescent shall also cooperate in connection with the transfer of Units to AHI and Krescent, respectively, and, to the extent within their reasonable control, in ensuring that AHI and Krescent are each accorded the benefits of ownership of their respective Units from and after the date of the Closing, notwithstanding any delays in the recognition or effectiveness of the transfer of such Units to AHI or Krescent on the books of the Partnership. The parties shall execute and deliver such further instruments and documents as may be necessary or desirable in connection with the foregoing.

Krescent shall instruct Herman Group to provide AHI, upon request, with information regarding the Offer and tenders made pursuant thereto and to provide AHI with reports regarding such status and tenders as such reports are made to Krescent.

Indemnification

Krescent and its members, jointly and severally, shall indemnify AHI and hold it harmless against any loss, claim, damage or liability (or any action in respect thereof) to which AHI may become subject, insofar as such loss, claim, damage or liability arises out of or is based upon any violation of the Williams Act or any untrue statement of a material fact included in the offer materials of Krescent relating to the Krescent Offer or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

Krescent and its members, jointly and severally, on the one hand, and AHI and its partners, jointly and severally, on the other, shall indemnify and hold harmless the other against any loss, claim, damage or liability (or any action in respect thereof) to which any of them may become subject, insofar as such loss, claim, damage or liability arises out of or is based upon any violation of the Williams Act or any untrue


                                                                   - 3 -

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statement of a material fact included in the Schedule 14D-1 or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage or action is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Krescent or its affiliates, on the one hand, or AHI or its affiliates, on the other, for inclusion in such Schedule 14D-1.

Buy/Sell

Either AHI or Krescent may institute buy/sell procedures at any time commencing on the first anniversary of the purchase of the Units by Krescent and AHI pursuant to the Offer, as long as both parties (together with their respective affiliates and members of their immediate families) continue to own at least 2% of the issued and outstanding Units. These buy/sell provisions shall cover all Units owned by AHI and by its affiliates and members of their immediate families and all Units owned by Krescent and by its affiliates and members of their immediate families, in each case, whether such Units were acquired prior to the Offer, pursuant to the Offer or subsequent to the Offer. For purposes of these buy/sell provisions, LFG shall not be deemed an affiliate of Krescent. Accordingly, these buy/sell provisions shall not cover (1) that percentage of the Krescent Units equal to the percentage interest in Krescent, if any, whether direct or indirect, of LFG, its affiliates and members of their immediate families or (2) any Units owned directly by any of them. These buy/sell provisions shall not apply to the extent that any buy/sell transaction would impose any liability under Section 16(b) of the Exchange Act.

Either party may initiate the buy/sell by delivering to the other a written offer stating the purchase price on a per Unit basis and other material terms and conditions on which the initiating party is willing to purchase all, but not less than all, Units then owned by the non-initiating party.

The non-initiating party shall then be obligated to elect to sell Units to the initiating party at the per Unit price and upon the other terms and conditions set forth in the buy/sell offer, or to purchase all of the initiating party's Units upon such terms and conditions. The non-initiating party shall have thirty days to decide whether to buy or sell. Failure to notify the initiating party of such decision on a timely basis shall be deemed a decision to sell.

The closing of any purchase and sale of Units pursuant to these buy-sell provisions shall occur no later than 15 days following the delivery of the notice of election set forth above or such earlier date as shall be specified in writing by the purchasing party. At any such closing, the selling party shall sell, transfer and assign to the purchasing party all right, title and interest in and to the selling party's Units, free and clear of all liens, claims and encumbrances; the purchasing party shall pay for such Units in cash or immediately available Federal funds; and, at the request of the purchasing party, the selling party shall execute all other documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and to carry out the purposes of this letter agreement.

Purchase of Additional Units

Prior to the Standstill Expiration Date, the parties subject to the Standstill Agreement (whether directly or by assumption of the obligations of LFG thereunder) (such parties being collectively referred to as the "Standstill Parties") are permitted to purchase up to 25% of the issued and outstanding Units. In the event that less than such amount is tendered pursuant to the Offer (and/or already owned by the Standstill Parties on the Expiration Date), then, prior to the Standstill Expiration Date, AHI and its affiliates will be entitled to purchase up to 41.8% (or, if AHI purchases additional Units from Krescent under the circumstances described under "Purchase of Units" above, then the total percentage of the Units purchased by AHI whether pursuant to the Offer or from Krescent subsequent to the Offer) of any Available Units (as hereinafter defined) and the other Standstill Parties and their respective affiliates, collectively, will be entitled to purchase the balance of any Available Units, in each case, without obtaining the consent of or



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notifying any other party. "Available Units" means the difference between 25% of the outstanding Units and the number of Units purchased pursuant to the Offer and/or owned by the Standstill Parties as of the Expiration Date.

No Other Contracts

Except as expressly set forth herein, there are no contracts, arrangements, understandings or relationships between AHI and Krescent with respect to the Units.

Further Assurances

Each of the parties agrees that it shall take whatever action or actions as are deemed by counsel to any party hereto to be reasonably necessary, advisable or convenient from time to time to effectuate the provisions or intent of this agreement, and to that end, each party agrees that it will execute, acknowledge and deliver any further instruments or documents as give force and effect to this letter agreement or any of the provisions hereof, or to carry out the intent of this letter agreement or any of the provisions hereof.

Remedies

It is understood and agreed that monetary damages would be an inadequate remedy for violation of this agreement, and in the case of an actual breach by a party of the provisions hereof, any one or more of the other parties shall be entitled to relief by way of injunction, specific performance or other equitable relief.



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